Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS
FISCAL 2018 FOURTH-QUARTER AND FULL-YEAR SALES AND EARNINGS
Record Annual Sales and Pre-Tax Income

Chicago, IL-June 21, 2018 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom- engineered and application-specific products and solutions, announced financial results for the fourth quarter and full year of Fiscal 2018 ended April 28, 2018.

Fourth Quarter Fiscal 2018
Methode's fourth-quarter Fiscal 2018 net sales increased $29.3 million, or 13.3 percent, to $249.0 million from $219.7 million in the same quarter of Fiscal 2017. Year over year, currency rate fluctuations increased net sales $6.6 million.

Net income increased $13.7 million to $36.8 million, or $0.98 per share, in the fourth quarter of Fiscal 2018 from income of $23.1 million, or $0.62 per share, in the same period of Fiscal 2017.

Year over year, Fiscal 2018 fourth-quarter net income benefitted from:

•	lower tax expense of $10.7 million;

•	higher sales in the Automotive (inclusive of new acquisitions) and Power Products segments;

•	increased international government grants of $2.2 million; and

•	lower legal fees of $0.5 million.

Year over year, Fiscal 2018 fourth-quarter net income was negatively affected by:

•	increased intangible asset amortization expense related to acquisitions of $1.4 million;

•	increased wages and other compensation expenses of $1.1 million;

•	increased investment in Dabir Surfaces of $0.9 million;

•	increased travel expense of $0.5 million;

•	customer pricing reductions; and

•	unfavorable commodity pricing of certain raw materials.

Consolidated gross margins as a percentage of net sales decreased slightly to 24.9 percent in the Fiscal 2018 fourth quarter from 25.1 percent in the Fiscal 2017 period. Gross margins declined primarily as a result of unfavorable sales mix related to newly acquired businesses in the Automotive segment. This was substantially offset by a favorable sales mix in the Interface segment and higher sales volumes in the Power Products segment.

Selling and administrative expenses as a percentage of sales decreased to 13.0 percent for the Fiscal 2018 fourth quarter compared to 13.3 percent in the same period last year. Selling and administrative expenses increased $3.6 million, or 12.5 percent, to $32.4 million in the Fiscal 2018 fourth quarter compared to $28.8 million in the prior-year fourth quarter due primarily to expenses from new acquisitions, as well as higher wages and travel expenses. This was partially offset by the absence of expenses related to operating units exited at the end of Fiscal 2017.

Methode Electronics, Inc. Reports Fiscal 2018 Fourth-Quarter Financial Results

Year over year, intangible asset amortization expense in the fourth quarter of Fiscal 2018 increased $1.4 million, or 280.0 percent, to $1.9 million, due to new acquisitions.

In the Fiscal 2018 fourth quarter, income tax expense decreased $10.7 million to a benefit of $6.0 million compared to an expense of $4.7 million in the Fiscal 2017 fourth quarter, primarily due to an increase in foreign investment tax credits of $7.4 million related to tax law changes in foreign jurisdictions and a $3.1 million benefit as the result of a change in the provisional estimate related to the Tax Cuts and Jobs Act (“U.S. Tax Reform”). The Company’s effective tax rate decreased to a benefit of 19.4 percent in the Fiscal 2018 period from tax expense of 16.9 percent in the previous fourth quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2018 fourth quarter to the same period of Fiscal 2017,

•	Net sales improved 17.6 percent, or $30.0 million ($25.4 million from Pacific Insight and $9.0 million from Procoplast), attributable to:

•	a 37.4 percent sales increase in Europe due to sales from Procoplast, higher customer-funded tooling and design fees, favorable currency impact and higher hidden switch and sensor product volumes; and

•
a 19.8 percent sales improvement in North America due to sales from Pacific Insight and higher user interface product volume, partially offset by center console pricing reductions, net of higher volume, and a combination of decreased transmission lead-frame assembly volume and pricing reductions; partially offset by

•	a 19.9 percent sales decrease in Asia due to lower transmission lead-frame assembly volume and a combination of lower steering angle sensor product volume and pricing reductions.

•	Gross margins as a percentage of sales declined to 25.6 percent from 27.4 percent due to unfavorable sales mix related to acquisitions, unfavorable currency impact and pricing reductions.

•
Income from operations improved $1.1 million, or 3.0 percent, resulting from higher sales, partially offset by increased intangible asset amortization expense, pricing reductions and unfavorable currency impact.

Comparing the Interface segment's Fiscal 2018 fourth quarter to the same period of Fiscal 2017,

•	Net sales decreased 9.2 percent, or $3.0 million, attributable to:

•	a 57.1 percent sales decline in Asia due to lower legacy product volume; and

•	a 12.7 percent sales decrease in North America due to the exit of the Connectivity business at the end of Fiscal 2017, partially offset by increased radio remote control product volume.

•	Sales in Europe were constant, as improved radio remote control product volume was offset by decreased data solutions product volume.

•
Gross margins as a percentage of sales increased to 21.7 percent from 18.8 percent due to increased radio remote control product volume, partially offset by pricing reductions and unfavorable currency impact.

•
Income from operations increased to $1.0 million compared to a loss of $0.8 million in the prior year, due to increased radio remote control product volume, lower legal fees and lower stock award expense, partially offset by unfavorable currency impact.

Comparing the Power Products segment's Fiscal 2018 fourth quarter to the same period of Fiscal 2017,

•	Net sales increased 12.2 percent, or $2.0 million, attributable to:

•	a 16.4 percent sales increase in Asia driven by improved PowerRail® and other busbar product volumes; and

•	a 12.7 percent sales improvement in North America as the result of higher PowerRail® and other busbar product volumes.

Methode Electronics, Inc. Reports Fiscal 2018 Fourth-Quarter Financial Results

•	Sales in Europe were constant, as new product launches were offset by lower bypass switch product volume.

•	Gross margins as a percentage of sales increased to 30.4 percent from 28.0 percent, primarily due to increased sales, partially offset by higher copper prices.

•	Income from operations increased $0.9 million, or 23.7 percent, as the result of higher sales, partially offset by higher copper prices.

Fiscal 2018
Methode's Fiscal 2018 net sales increased $91.8 million, or 11.2 percent, to $908.3 million from $816.5 million in the same period of Fiscal 2017. Year over year, currency rate fluctuations increased net sales by $13.1 million.

Net income decreased $35.7 million to $57.2 million, or $1.52 per share, in Fiscal 2018 from $92.9 million, or $2.48 per share, in Fiscal 2017. In Fiscal 2018, the impact from increased tax expense was due to U.S. Tax Reform of $53.7 million, or $1.43 per share.

Year over year, Fiscal 2018 net income was negatively affected by:

•	increased tax expense primarily due to the enactment of the U.S. Tax Reform of $53.7 million;

•	increased wages and other compensation expenses of $7.8 million;

•	acquisition-related expenses and purchase accounting adjustments of $6.8 million;

•	increased intangible asset amortization expense related to acquisitions of $3.3 million;

•	increased investment in Dabir Surfaces of $2.8 million;

•	increased travel expense of $1.5 million;

•	the absence of commodity pricing adjustments in the Automotive segment of $1.0 million;

•	the absence of one-time reversal of accruals related to customer commercial issues in the Automotive segment of $1.0 million;

•	customer pricing reductions;

•	unfavorable currency impact; and

•	unfavorable commodity pricing of certain raw materials.

Year over year, Fiscal 2018 net income benefitted from:

•	higher sales in the Automotive (inclusive of new acquisitions) and Power Products segments;

•	lower expense for performance-based stock award amortization of $8.4 million;

•	higher foreign investment tax credits of $7.4 million;

•	lower legal fees of $2.8 million;

•	increased international government grants of $2.8 million; and

•	gain from the sale of rights for a licensing agreement of $1.6 million.

Consolidated gross margins as a percentage of sales decreased slightly to 26.4 percent in Fiscal 2018 from 26.7 percent in Fiscal 2017. Gross margins in Fiscal 2018 were negatively impacted by unfavorable sales mix related to acquisitions, purchase accounting adjustments, unfavorable currency impact, pricing reductions, higher commodity pricing on certain raw materials and increased investment in Dabir Surfaces, partially offset by higher sales. Gross margins were favorably impacted in Fiscal 2017 by the commodity pricing adjustments and reversal of customer commercial accruals.

Selling and administrative expenses as a percentage of sales decreased to 12.7 percent for Fiscal 2018 compared to 12.9 percent in Fiscal 2017. Selling and administrative expenses increased $10.5 million, or 10.0 percent, to $115.7 million in Fiscal 2018 compared to $105.2 million in Fiscal 2017 due primarily to acquisition-related expense, additional selling and administrative expenses from acquisitions and higher

Methode Electronics, Inc. Reports Fiscal 2018 Fourth-Quarter Financial Results

wages and travel expenses, partially offset by lower legal fees and stock award amortization expense, as well as the absence of expenses related to operating units exited at the end of Fiscal 2017.

Year over year intangible asset amortization expense in Fiscal 2018 increased $3.3 million, or 143.5 percent, to $5.6 million, due to new acquisitions.

In Fiscal 2018, income tax expense increased $43.6 million to $66.6 million compared to $23.0 million in Fiscal 2017 primarily due to the enactment of U.S. Tax Reform. Of the total income tax expense of $66.6 million recorded during Fiscal 2018, $53.7 million relates to U.S. Tax Reform, partially offset by tax credits due to tax law changes in foreign jurisdictions. The Company’s effective tax rate increased to 53.8 percent in Fiscal 2018 from 19.9 percent in Fiscal 2017. The Company’s tax rate excluding the effects of the U.S. Tax Reform charge would have been 10.5 percent for Fiscal 2018.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2018 to Fiscal 2017,

•	Net sales increased 15.3 percent, or $96.5 million ($54.4 million from Pacific Insight and $26.4 million from Procoplast), attributable to:

•
a 40.4 percent sales improvement in Europe due to sales from Procoplast, increased customer- funded tooling and design fees, favorable currency impact and higher hidden switch and sensor product volumes; and

•
a 13.0 percent sales increase in North America due to sales from Pacific Insight and higher user- interface product volume, partially offset by center console pricing reductions, net of higher volume, and decreased transmission lead-frame assembly volume and pricing reductions; partially offset by

•	an 11.6 percent sales decrease in Asia due to lower transmission lead-frame assembly and steering angle sensor product volumes and pricing reductions.

•
Gross margins as a percentage of sales declined to 27.7 percent from 28.9 percent due to unfavorable currency impact, unfavorable sales mix due to acquisitions, purchase accounting adjustments and pricing reductions. Gross margins in Fiscal 2017 were favorably impacted by commodity pricing adjustments and one-time reversal of accruals related to customer commercial issues.

•
Income from operations increased $8.0 million, or 5.4 percent, as the result of increased sales and lower stock award amortization expense, partially offset by pricing reductions, unfavorable currency impact, acquisition-related costs, increased intangible asset amortization expense, higher severance and travel expense and the absence of the Fiscal 2017 favorable commodity pricing adjustments and one-time reversal of accruals.

Comparing the Interface segment's Fiscal 2018 to Fiscal 2017,

•	Net sales decreased 9.1 percent, or $11.6 million, attributable to:

•	a 42.9 percent sales decline in Asia due to lower legacy product volume; and

•
a 12.7 percent sales decrease in North America due to the exit of the Connectivity business at the end of Fiscal 2017, partially mitigated by higher radio remote control and data solutions product volumes; partially offset by

•	a 9.3 percent sales improvement in Europe as the result of increased radio remote control product volume, partially offset by lower data solutions product volume and pricing reductions.

•	Gross margins as a percentage of sales improved to 21.8 percent from 20.9 percent due to favorable sales mix partially mitigated by lower sales and pricing reductions.

•	Income from operations increased to $5.0 million from a loss of $0.9 million due to lower legal expenses, lower stock award expense and sales mix, partially offset by lower sales.

Methode Electronics, Inc. Reports Fiscal 2018 Fourth-Quarter Financial Results

Comparing the Power Products segment's Fiscal 2018 to Fiscal 2017,

•	Net sales increased 12.3 percent, or $6.9 million, attributable to:

•	a 54.9 percent sales improvement in Europe primarily driven by higher power connector product volume; and

•	a 7.1 percent sales increase in Asia due to higher busbar product volume; partially offset by

•	a 2.1 percent sales decrease in North America due to lower busbar product volume.

•	Gross margins as a percentage of sales increased to 27.2 percent from 26.8 percent due to higher sales volumes partially offset by unfavorable copper pricing.

•
Income from operations improved $2.5 million, or 21.7 percent, as the result of increased sales, the reversal of stock award expense and lower legal fees, partially mitigated by unfavorable copper pricing.

Fiscal 2019 Guidance
For Fiscal 2019, Methode anticipates sales in the range of $950 million to $970 million, pre-tax income in the range of $127 million to $134 million and earnings per share in the range of $2.81 to $2.96.
Fiscal 2019 guidance considers:

•	Price reductions of approximately $14.0 million on purchased displays negotiated by a customer in the Automotive segment;

•	A significant amount of previously announced Automotive new business not launching until late fourth quarter of Fiscal 2019;

•	The delayed launch to Fiscal 2020 of a laundry program in the Interface segment which will result in lower than anticipated revenues of $7 million in Fiscal 2019; and

•	Pre-tax expense of approximately $6.5 million for initiatives to reduce overall costs and improve operational profitability.

The guidance ranges for Fiscal 2019 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	any changes to the North American Free Trade Agreement (NAFTA);

•	the price of commodities, particularly copper and resins;

•	the potential effect of legal fees related to the Hetronic lawsuit;

•	sales mix within the markets served;

•	currency exchange effect of the operations of foreign businesses;

•	no significant supplier issues or manufacturing quality events; and

•	no unusual or one-time items; and

•	an effective tax rate in the 16 to 18 percent range and no significant changes in tax credit movement, valuation allowances or enacted tax laws.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Fiscal 2018 was a milestone year for Methode with record sales and pre-tax income, and we are pleased to announce Fiscal 2019 annual guidance that reflects continued growth over last year. Our optimism around Fiscal 2019 is based on leveraging the strong leadership throughout our organization to capitalize on the investments we have made, to generate synergies from our recent acquisitions and to produce continued growth in our legacy businesses.”

Mr. Duda concluded, “This an important time for Methode, as we move forward with a clear path toward profitable growth. Looking ahead, the strength of our balance sheet and cash flows affords us a demonstrated ability to invest for long-term growth while continuing to return capital to shareholders.”

Methode Electronics, Inc. Reports Fiscal 2018 Fourth-Quarter Financial Results

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ron Tsoumas, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call will be available shortly after the call through July 21, 2018, by dialing (877) 481-4010 and providing Conference ID number 33514. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure, including pricing reductions; (6) currency fluctuations; (7) customary risks related to conducting global operations; (8) ability to successfully market and sell Dabir Surfaces; (9) dependence on our supply chain; (10) income tax rate fluctuations; (11) dependence on the availability and price of raw materials; (12) fluctuations in our gross margins; (13) ability to withstand business interruptions; (14) ability to keep pace with rapid technological changes; (15) breach of our information technology systems; (16) ability to avoid design or manufacturing defects; (17) ability to compete effectively; (18) ability to protect our intellectual property; (19) successfully benefit from

Methode Electronics, Inc. Reports Fiscal 2018 Fourth-Quarter Financial Results

acquisitions and divestitures; (20) recognition of goodwill impairment charges; (21) significant adjustments to expense based on the probability of meeting certain performance levels in our long-term incentive plan. (22) success of Pacific Insight and Procoplast and/or our ability to implement and profit from new applications of the acquired technology; and (23) costs and expenses due to regulations regarding conflict minerals;

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Year Ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Net Sales	$249.0	$219.7	$908.3	$816.5

Cost of Products Sold	187.1	164.5	668.7	598.2

Gross Profit	61.9	55.2	239.6	218.3

Selling and Administrative Expenses	32.4	28.8	115.7	105.2
Amortization of Intangibles	1.9	0.5	5.6	2.3

Income from Operations	27.6	25.9	118.3	110.8

Interest Expense (Income), Net	0.6	(0.1)	0.9	(0.4)
Other Income, Net	(3.8)	(1.8)	(6.4)	(4.7)

Income before Income Taxes	30.8	27.8	123.8	115.9

Income Tax Expense (Benefit)	(6.0)	4.7	66.6	23.0

Net Income	$36.8	$23.1	$57.2	$92.9

Basic and Diluted Income per Share:
Basic	$0.99	$0.62	$1.54	$2.49
Diluted	$0.98	$0.62	$1.52	$2.48

Cash Dividends:
Common Stock	$0.11	$0.09	$0.40	$0.36

Weighted Average Number of Common Shares Outstanding:
Basic	37,301,398	37,239,113	37,281,630	37,283,096
Diluted	37,709,198	37,523,246	37,541,899	37,485,701

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	April 28, 2018	April 29, 2017
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$246.1	$294.0
Accounts Receivable, Net	202.6	165.3
Inventories:
Finished Products	15.4	10.9
Work in Process	14.6	8.7
Materials	54.1	38.3
Total Inventories	84.1	57.9
Prepaid and Refundable Income Taxes	2.4	0.6
Prepaid Expenses and Other Current Assets	14.8	12.5
Total Current Assets	550.0	530.3
Property Plan and Equipment:
Land	0.8	0.6
Buildings and Building Improvements	69.2	48.2
Machinery and Equipment	364.7	287.9
Property, Plant and Equipment, Gross	434.7	336.7
Less: Allowances for Depreciation	272.5	246.1
Property, Plant and Equipment, Net	162.2	90.6
Other Assets:
Goodwill	59.2	1.6
Other Intangible Assets, Net	61.0	6.6
Cash Surrender Value of Life Insurance	8.2	7.8
Deferred Income Taxes	42.3	40.4
Pre-production Costs	20.5	15.5
Other	12.5	11.2
Total Other Assets	203.7	83.1
Total Assets	$915.9	$704.0
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts Payable	$89.5	$75.3
Salaries, Wages and Payroll Taxes	22.8	18.7
Other Accrued Expenses	21.6	17.7
Short-term Debt	4.4	—
Income Tax Payable	18.7	12.7
Total Current Liabilities	157.0	124.4
Long-term Debt	53.4	27.0
Long-term Income Taxes Payable	42.6	—
Other Liabilities	4.6	2.6
Deferred Income Taxes	18.3	—
Deferred Compensation	10.0	8.9
Total Liabilities	285.9	162.9
Shareholders' Equity:
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,198,353 shares and 38,133,925 shares issued as of April 28, 2018 and April 29, 2017, respectively	19.1	19.1
Additional Paid-in Capital	136.5	132.2
Accumulated Other Comprehensive Income (Loss)	13.9	(25.7)
Treasury Stock, 1,346,624 shares as of April 28, 2018 and April 29, 2017	(11.5)	(11.5)
Retained Earnings	472.0	427.0
Total Shareholders' Equity	630.0	541.1
Total Liabilities and Shareholders' Equity	$915.9	$704.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended
	April 28, 2018	April 29, 2017
Operating Activities:
Net Income	$57.2	$92.9
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Gain on Sale of Licensing Agreement	(1.6)	—
Provision for Depreciation	22.5	22.0
Amortization of Intangible Assets	5.6	2.3
Stock-based Compensation	4.0	12.4
Provision for Bad Debt	—	0.2
Change in Deferred Income Taxes	(12.7)	(3.9)
Changes in Operating Assets and Liabilities:
Accounts Receivable	2.8	5.6
Inventories	(7.2)	7.4
Prepaid Expenses and Other Assets	7.4	(4.8)
Accounts Payable and Other Expenses	39.8	11.1
Net Cash Provided by Operating Activities	117.8	145.2
Investing Activities:
Purchases of Property, Plant and Equipment	(47.7)	(22.4)
Acquisition of Business, Net of Cash Received	(130.9)	—
Purchases of Technology Licenses, Net	(0.7)	—
Sale of Business/Investment/Property	0.3	0.7
Net Cash Used in Investing Activities	(179.0)	(21.7)
Financing Activities:
Taxes Paid Related to Net Share Settlement of Equity Awards	(0.3)	(1.1)
Purchase of Common Stock	—	(9.8)
Proceeds from Exercise of Stock Options	0.3	2.7
Tax Benefit from Stock Option Exercises	—	4.9
Cash Dividends	(14.7)	(13.7)
Proceeds from Borrowings	81.4	—
Repayment of Borrowings	(79.4)	(30.0)
Net Cash Used in Financing Activities	(12.7)	(47.0)
Effect of Foreign Currency Exchange Rate Changes on Cash	26.0	(10.3)
Increase (Decrease) in Cash and Cash Equivalents	(47.9)	66.2
Cash and Cash Equivalents at Beginning of Year	294.0	227.8
Cash and Cash Equivalents at End of Period	$246.1	$294.0